EXHIBIT 99.5.1


[Graphic  CAPELOGIC INCORPORATED
 Omitted] Providing Technology Solutions for Financial Services
--------------------------------------------------------------------------------
                                855 Route 10 East, Suite 106, Randolph, NJ 07869
                                  Telephone: (973) 598-9860  Fax: (973) 598-9863
                                                          Web: www.capelogic.com


July 29, 2003




Glickenhaus & Co.
6 East 43rd Street
New York, New York  10017

Lebenthal, a division of Advest, Inc.
90 State House Square
Hartford, Connecticut  06103


RE:      EMPIRE STATE MUNICIPAL EXEMPT TRUST
         Guaranteed Series 152:  Post - Effective Amendment No. 3
         Guaranteed Series 158:  Post - Effective Amendment No. 2


Gentlemen:

We have examined the Post-Effective Amendment to the Registration Statement, File No. 333-95911 & 333-54284 for the referenced Trusts and acknowledge that CapeLogic, Inc. is currently acting as the evaluator for the Empire State Municipal Exempt Trust Guaranteed Series 152 and 158. Subsequently, we hereby consent to the reference of CapeLogic, Inc. as Trust evaluator in the Post-Effective Amendment.

In addition, we confirm that the ratings of the bonds comprising the portfolios of the Trusts, as indicated in the Amendment to the Registration Statement, are the ratings currently indicated in our data base.

You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

Sincerely,

/s/ Randall J. Soderberg
Randall J. Soderberg
President